Exhibit 99.1

Idera Pharmaceuticals Announces Pricing of Public Offering of Common Stock

CAMBRIDGE, Mass. and EXTON, Pa. — (GLOBE NEWSWIRE)— October 26, 2017—Idera Pharmaceuticals, Inc. (NASDAQ: IDRA) (“Idera” or the “Company”) today announced the pricing of its underwritten public offering of 33,333,334 shares of its common stock at a public offering price of $1.50 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 5,000,000 shares of common stock.  All of the shares in the offering are to be sold by Idera.  The offering is expected to close on or about October 30, 2017, subject to customary closing conditions.

The net proceeds to Idera from this offering are expected to be approximately $46.8 million, after deducting underwriting discounts and commissions and estimated offering expenses.  Idera intends to use the net proceeds from this offering, together with existing cash, cash equivalents and investments, to advance the development of IMO-2125 in its immuno-oncology program and for working capital and other general corporate purposes.

J.P. Morgan and Goldman Sachs & Co. LLC are acting as joint bookrunning managers on the transaction. Barclays is also acting as a joint bookrunning manager on the transaction. H.C. Wainwright & Co. is acting as a co-manager on the transaction.

The shares are being offered by the Company pursuant to a shelf registration statement initially filed with the Securities and Exchange Commission (the “SEC”) on August 10, 2017 and declared effective by the SEC on September 8, 2017. A preliminary prospectus supplement describing the terms of the offering was filed with the SEC on October 24, 2017.  The final prospectus supplement relating to the offering will be filed with the SEC and will form a part of the effective registration statement, and will also be available on the SEC’s website at http://www.sec.gov. The offering will be made only by means of the written prospectus and prospectus supplement that form a part of the registration statement. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the securities being offered may also be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (telephone: 866-803-9204); from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526 or e-mail at prospectusgroup-ny@ny.email.gs.com; or from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (888) 603-5847 or email at barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Idera Pharmaceuticals, Inc.

Harnessing the approach of the earliest researchers in immunotherapy and the company’s vast experience in developing proprietary immunology platforms, Idera’s lead development program is focused on priming the immune system to play a more powerful role in fighting cancer, ultimately increasing the number of people who can benefit from immunotherapy. Idera continues to invest in research and development, and is committed to working with investigators and partners who share the common goal of addressing the unmet needs of patients suffering from rare, life-threatening diseases.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included or incorporated in this press release are forward-looking statements. The words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Idera cannot guarantee that it will actually achieve the plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. There are a number of important factors that could cause Idera’s actual results to differ materially from those indicated or implied by its forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to whether or not Idera will be able to complete the public offering and raise capital through the sale of shares of common stock, the satisfaction of customary closing conditions related to the public public offering, the impact of general economic, industry or political conditions in the United States or internationally, and such other important factors as are set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2016. Although Idera may elect to do so at some point in the future, the Company does not assume any obligation to update any forward-looking statements and it disclaims any intention or obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Source: Idera Pharmaceuticals, Inc.

Investor Contact

Robert Doody

Vice President, Investor Relations & Corporate Communications

617-679-5515 (office)

484-639-7235 (mobile)

rdoody@iderapharma.com